EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-142686, 333-174913, 333-203358 and 333-273481 on Form S-8 and Registration No. 333-273451 on Form S-3 of our reports dated February 27, 2026 relating to the consolidated financial statements of Interactive Brokers Group, Inc. and subsidiaries, and the effectiveness of Interactive Brokers Group, Inc. and subsidiaries’, internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
New York, New York
February 27, 2026